Exhibit 99.1

POSTAL REALTY TRUST, INC. COMPLETES ACQUISITION OF 100% OCCUPIED 431,000 SQUARE FOOT INDUSTRIAL PROPERTY IN WARRENDALE, PA FOR $47.0 MILLION

- Company Exceeds $100 Million Acquisition Target for 2020 -

Cedarhurst, New York, December 8, 2020 (Business Wire) — Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally-managed real estate investment trust that owns properties primarily leased to the United States Postal Service (“USPS”), today announced it closed on a 100% occupied 431,000-square foot industrial property located in Warrendale, PA (the “Industrial Property”). The Industrial Property is leased primarily to the USPS. This acquisition was previously announced on November 10, 2020.

Andrew Spodek, Chief Executive Officer, commented, “We are extremely excited to add the Warrendale industrial property to our holdings. The Industrial Property represents an excellent example of a mission-critical USPS property and further diversifies the types of USPS assets in our portfolio. The team was able to underwrite and close this high-quality acquisition 31 days after contract signing. The ability to efficiently deploy $47 million into one asset enhances our AFFO growth and our operating leverage without adding incremental G&A.”

Mr. Spodek continued, “We have exceeded our target of $100 million of accretive acquisitions for 2020. On an aggregate basis, the acquisitions were completed within our target cap rate range of 7% to 9%. We had an extremely successful year and we believe we are well positioned to continue our consolidation strategy. We expect that our growing portfolio should continue to provide visible cash flows and an AFFO-covered dividend to our shareholders over the long term.”

The Industrial Property houses one of only 12 privately-owned USPS processing and distribution centers over 300,000 square feet in the entire country. It is located in a well-occupied submarket with a limited supply of developable land. The Industrial Property is 100% occupied by three tenants, with the USPS occupying approximately 73% of the total square footage. The second largest tenant which occupies approximately 25% of the total square footage, is Omnicell Inc. (NAS: OMCL), a leading provider of solutions targeting patient safety and operational efficiency in healthcare facilities. The balance of the square footage is occupied by DBC Real Estate Management, LLC, a leading regional owner and manager of multifamily properties with a portfolio of 4,000 units valued in excess of $300 million. The Industrial Property has a weighted average lease term of 5 years and currently generates a weighted average rent of $7.12 per square foot on a triple net basis.

The Company acquired the Industrial Property for $47.0 million, excluding closing costs, using cash from borrowings under the Company’s senior revolving credit facility. The Company is in negotiations with one or more lenders and expects to announce a property-level financing for the Industrial Property in the first quarter of 2021.

Currently, the Company owns 714 properties in 47 states comprising approximately 2.6 million net leasable interior square feet and generating a weighted average rent of $9.52 per square foot. Year-to-date, the Company has acquired 249 properties for $125.4 million, excluding closing costs, comprising approximately 1.2 million net leasable interior square feet and generating a weighted average rent of $9.14 per square foot. In addition, the Company has entered into definitive agreements to acquire 15 postal properties for approximately $19.9 million, excluding closing costs. The majority of these transactions are anticipated to close over the next two months, subject to the satisfaction of customary closing conditions.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s ability to obtain financing on the terms and timing it expects or at all, the Company’s expected capitalization rates and the Company’s ability to close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, disruption in market, economic and financial conditions as a result of the ongoing COVID-19 pandemic, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the United States Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 1,100 properties primarily leased to the USPS. The Company believes it is one of the largest owners and managers of properties leased to the USPS.

Contact:

Investor Relations and Media Relations

Email: investorrelations@postalrealtytrust.com

Phone: 516-232-8900